EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES SECOND QUARTER

FISCAL 2004 OPERATING RESULTS

Revenues Increase to Record High

BEDFORD, Mass. (May 4, 2004) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of women’s diagnostic imaging systems and state-of-the-art digital imaging systems, today announced its results for the quarter ended March 27, 2004.

Second quarter fiscal 2004 revenues totaled $55,648,000, an 11% increase when compared to revenues of $50,297,000 in the second quarter of fiscal 2003. For the second quarter of fiscal 2004, Hologic reported net income of $2,589,000, or $0.12 per diluted share, compared with net income of $344,000, or $0.02 per diluted share, in the second quarter of fiscal 2003. The improvement in earnings reflects in large part the increase in revenues, the continued shift in product sales to the higher margin digital mammography systems (Selenia) and the decreasing expenses associated with the Company’s planned reductions in its general radiography systems business.

For the six months ended March 27, 2004, revenues totaled $105,531,000 compared to revenues of $99,299,000 in the six months ended March 29, 2003. For the six months ended March 27, 2004, Hologic recognized net income of $3,629,000, or $0.17 per diluted share, compared with a net loss of $737,000, or $0.04 per diluted share, for the comparable six month period in fiscal 2003.

During the current quarter, Hologic installed and recognized as revenue, 35 Selenia full field digital mammography systems. At March 27, 2004, the Company’s backlog for orders of Selenia was 74 systems and total backlog for all products was $53 million.

Commenting on the quarter, Jack W. Cumming, Chairman and CEO said, “Hologic delivered excellent revenue and earnings in the quarter led by continued strong demand for our digital full field mammography systems. Our decision to invest aggressively in R&D is paying off as breast-imaging products are driving the growth of our business. As hospital spending patterns improve and the movement towards digital continues to expand, we believe we have the relationships, resources and strategic infrastructure in place to profitably grow our business as well as the market for our products. We remain committed to meeting the technological design and quality our customers have come to expect from us while at the same time providing value to our shareholders.”

Beginning in the first quarter of fiscal 2004, the Company changed its segment reporting to reflect four market segments: Mammography; Osteoporosis Assessment; Digital Detectors; and All Other. The All Other segment includes the Company’s mini C-arm, conventional general radiography service and digital general radiography systems businesses. Prior period segment information has been restated to reflect this change in the Company’s segment reporting.

Second quarter financial overview by segment:

•	Mammography revenues increased 40% to $27,861,000 for the second quarter of fiscal 2004 from $19,843,000 for the same period in fiscal 2003. Operating income for this business segment in the second quarter of fiscal 2004 increased to $2,026,000 compared to an operating loss of $97,021 in the second quarter of fiscal 2003. This increase in operating income in the current quarter was primarily due to the increase in revenues and the higher gross profits on the shift in product sales to Selenia.

•	Osteoporosis assessment revenues decreased 10% to $16,550,000 for the second quarter of fiscal 2004, compared to revenue of $18,446,000 for the same period in fiscal 2003. Operating income for this business segment in the second quarter of fiscal 2004 decreased to $1,883,000 from $3,019,000 in the second quarter of fiscal 2003. The decrease in operating income in the current quarter was primarily due to lower gross profits from the decrease in product revenues.

•	Digital detector revenues increased 34% to $2,984,000 for the second quarter of fiscal 2004 from $2,235,000 for the same period in fiscal 2003. Operating loss for this business segment in the second quarter of fiscal 2004 increased to $1,310,000 from $1,122,000 in the second quarter of fiscal 2003. The increase in operating loss in the current quarter was primarily due to increased service and warranty expenses.

•	All other revenues decreased 16% to $8,253,000 for the second quarter of fiscal 2004 from $9,773,000 for the same period in fiscal 2003. Operating income for this business segment in the second quarter of fiscal 2004 increased to $247,000 from a loss of $1,496,000 in the second quarter of fiscal 2003. This increase in operating income in the current quarter was primarily due to a reduction in the operating expenses allocated to the digital general radiography systems business which is currently being phased out.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss second quarter fiscal 2004 operating results. Interested participants may listen to the call by dialing 800-967-7134 or 719-457-2625 for international callers and referencing code 434674 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through May 7, 2004 at 888-203-1112 or 719-457-0820 for international callers, access code 434674. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s resources are focused on developing systems with superior image quality and diagnostic accuracy while providing exemplary customer service. This focus has enabled the Company to capture significant market share in its core niches against large, multinational companies, while engendering intense customer loyalty. Hologic’s core business units are focused on osteoporosis assessment, breast cancer detection, direct capture x-ray detectors for digital radiography applications and mini C-arm imaging for orthopedic applications. Hologic’s product lines are premier brands in their markets and command leading market positions. For more information on Hologic, please visit the Company’s website at www.hologic.com.

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the markets for its products, the ability of the Company to grow its business profitably, and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s net revenues for any future period. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit the Company’s ability to ramp-up commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; risks relating to compliance with financial covenants under the Company’s working capital financing and leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 27, 2004	September 27, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$56,133	$45,177
Accounts receivable, less reserves of $2,968 and $3,477, respectively	42,309	43,831
Inventories	42,404	43,426
Prepaid expenses and other current assets	10,041	9,554

Total current assets	150,887	141,988

Property and equipment, net	31,973	32,106
Intangible assets, net	7,144	8,040
Goodwill, net	6,285	5,810
Other assets, net	492	659

	$196,781	$188,603

	March 27, 2004	September 27, 2003
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of note payable	$982	$480
Accounts payable	9,451	10,819
Accrued expenses	18,113	17,387
Deferred revenue	11,855	9,440

Total current liabilities	40,401	38,126

Notes payable, net of current portion	708	1,550

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value- Authorized - 30,000 shares Issued – 20,359 and 19,966 shares, respectively	204	200
Capital in excess of par value	147,421	144,455
Retained earnings	9,660	6,032
Cumulative translation adjustment	(1,149)	(1,296)
Treasury stock, 45 shares at cost	(464)	(464)

Total stockholders’ equity	155,672	148,927

	$196,781	$188,603

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 27, 2004	March 29, 2003	March 27, 2004	March 29, 2003
REVENUES	$55,648	$50,297	$105,531	$99,299

COSTS AND EXPENSES:
Cost of revenues	35,057	31,985	65,517	63,192
Research and development	4,117	4,891	8,153	9,652

Selling and marketing	7,850	6,943	16,881	15,823
General and administrative	5,778	6,174	11,073	11,351

	52,802	49,993	101,624	100,018

Income (loss) from operations	2,846	304	3,907	(719)

Interest income	116	243	224	419

Interest/other expense	(267)	(151)	(358)	(176)

Income (loss) before provision for income taxes and cumulative effect of accounting change	2,695	396	3,773	(476)

Provision for Income Taxes	106	52	144	54

Income (loss) before cumulative effect of accounting change	2,589	344	3,629	(530)
Cumulative effect of accounting change	—	—	—	(207)

Net income (loss)	$2,589	$344	$3,629	$(737)

Basic income (loss) per common and common equivalent share:
Income (loss) before cumulative effect of accounting change	$.13	$.02	$.18	$(.03)
Cumulative effect of accounting change	—	—	—	(.01)

Net income (loss)	$.13	$.02	$.18	$(.04)

Diluted income (loss) per common and common equivalent share:
Income (loss) before cumulative effect of accounting change	$.12	$.02	$.17	$(.03)
Cumulative effect of accounting change	—	—	—	(.01)

Net income (loss)	$.12	$.02	$.17	$(.04)

Weighted Average Number of Common Shares Outstanding:
Basic	20,211	19,580	20,095	19,528

Diluted	21,293	20,035	21,095	19,528

Note: During the fourth quarter of fiscal 2003, the Company adopted EITF 00-21: Revenue Arrangements with Multiple Deliverables, as a cumulative effect adjustment for a change in accounting principle. All installation and training activities have been classified as service and other revenue and the fair value of these undelivered items at the end of any period are deferred. All 2003 information presented has been reclassified to conform with the current-period presentation.